FINDER'S FEE AGREEMENT

Effective Date:    September 1, 2010

This Agreement is by and between:

	Amerilithium Corp. (the Company)
	A Nevada corporation
	297 Kingsbury Grade
	Lake Tahoe, Nevada 89449

	And

	George Drazenovic (the Finder)
	4356 Ontario Street
	Vancouver
	British Columbia
	Canada V5V 3G9

The Company and the Finder agree that Finder will act as a Finder for the Company according to the following terms and conditions:

	Finder understands and agrees that he is working as an independent contractor at his own expense and risk in order to obtain information about claim lease properties, such as property address, owner name(s) or owner contact information and to submit them as "leads" to the Company.

	If such lead is not known to the Company and results in a purchase with either the Company or the Company's assigns, the Finder will, in consideration for his effects, receive a finder's fee of 300,000 Amerilithium common shares from the Company.

The above finder's fee shall be due and payable in full by the Company at such time when any claim leases have been renewed, showing them to be in good standing.

Finder understands that the Company is under no obligation to purchase any lead(s) that may be introduced to the Company by the Finder.

Finder understands and agrees that he will only provide information such as owner names, property addresses or contact information to the Company. Finder will under no circumstances discuss the details of any transaction.



In witness of this, the Finder and the Company have executed this Agreement as of the effective date first written above.

Understood, agreed and accepted

Finder


/s/George Drazenovic
-----------------------
George Drazenovic

Amerilithium Corp.


By:/s/Matthew Worrall
-----------------------
Matthew Worrall